As filed with the Securities and Exchange Commission on April 2, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AKEBIA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-8756903
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

245 First Street, Suite 1100

Cambridge, MA 02142

(617) 871-2098

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

John P. Butler

President and Chief Executive Officer

Akebia Therapeutics, Inc.

245 First Street, Suite 1100

Cambridge, Massachusetts 02142

(617) 871-2098

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Nicole R. Hadas Senior Vice President, General Counsel and Secretary Akebia Therapeutics, Inc. 245 First Street, Suite 1100 Cambridge, MA 02142 (617) 871-2098	Paul M. Kinsella Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, MA 02199 (617) 951-7000

From time to time after the effectiveness of the registration statement

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 as amended, or Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price	Amount of registration fee(1)
Common Stock, $0.00001 par value per share	—	—
Total	$175,000,000	$20,335

(1)	Calculated pursuant to Rule 457(o) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, April 2, 2015

PROSPECTUS

$175,000,000

Common Stock

We may offer and sell from time to time, in one or more series or issuances and on terms that we will determine at the time of the offering, shares of our common stock described in this prospectus, up to an aggregate amount of $175,000,000.

We will provide specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.

These securities may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers, and agents; or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of our securities and their compensation will be described in the applicable prospectus supplement.

Our common stock is traded on the Nasdaq Global Market under the symbol “AKBA.” On March 23, 2015, the closing price of our common stock was $11.35.

Investing in our securities involves risks. See “Risk Factors” on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated                 , 2015

You should rely only on the information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to give you information different from that contained in this prospectus. We are not making an offer to sell these securities in any jurisdiction where the offer is not permitted. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of when this prospectus is delivered or when any sale of our securities occurs. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may offer to sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $175,000,000. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the applicable prospectus supplement, including all documents incorporated herein by reference, together with additional information described under “Where You Can Find More Information” below.

This prospectus does not include all of the information that is in the registration statement. We omitted certain parts of the registration statement from this prospectus as permitted by the SEC. We refer you to the registration statement and its exhibits for additional information about us and the securities that may be sold under this prospectus.

We have not authorized any dealer, agent or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or an accompanying prospectus supplement. This prospectus and the accompanying prospectus supplement, if any, do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement, if any, is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

“Akebia,” the “Company,” “we,” “us,” “our” and similar names refer to Akebia Therapeutics, Inc. unless we state otherwise or the context otherwise requires.

ABOUT AKEBIA THERAPEUTICS, INC.

Akebia Therapeutics, Inc., or Akebia, is a biopharmaceutical company focused on the development of novel proprietary therapeutics based on hypoxia inducible factor, or HIF, biology and the commercialization of these products for patients with kidney disease. HIF is the primary regulator of the production of red blood cells, or RBCs, in the body and a potentially novel mechanism of treating anemia.

Akebia was incorporated in 2007 under the laws of the State of Delaware. Our principal executive offices are located at 245 First Street, Suite 1100, Cambridge, MA, 02142. Our telephone number is (617) 871-2098 and our website address is www.akebia.com. The information contained in, and that can be accessed through, our website is not incorporated into and does not form a part of this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. See “Item 1A—Risk Factors” in our most recent Annual Report on Form 10-K incorporated by reference in this prospectus and in any subsequent Quarterly Report on Form 10-Q and the “Risk Factors” section in the applicable prospectus supplement for a discussion of the factors you should carefully consider before deciding to purchase our securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the other documents we have filed with the SEC that are incorporated herein by reference contain forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. In particular, you should consider the numerous risks described in our Annual Report on Form 10-K for the year ended December 31, 2014 and any subsequent Quarterly Reports on Form 10-Q, each incorporated by reference in this prospectus, and in the “Risk Factors” section in the applicable prospectus supplement (see “Where You Can Find More Information”).

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. You should not rely upon forward-looking statements as predictions of future events. Unless required by law, we will not undertake and we specifically disclaim any obligation to release publicly the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of events, whether or not anticipated. In that respect, we wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds we receive from our sale of the securities covered by this prospectus for general corporate purposes, which may include working capital, capital expenditures, research and development expenditures, clinical trial expenditures, commercial expenditures, and possible acquisitions or in-licenses of product candidates. Additional information on the use of net proceeds we receive from the sale of securities covered by this prospectus may be set forth in the prospectus supplement relating to the specific offering.

EXECUTIVE COMPENSATION

This section discusses the material elements of our executive compensation policies and decisions and important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers named in the “Summary Compensation Table” below (referred to herein as our “named executive officers”) and is intended to place in perspective the information presented in the following tables and the corresponding narrative.

Overview

Historically, our executive compensation program has reflected our growth and corporate goals. To date, the compensation of our named executive officers has consisted of a combination of base salary, annual cash bonus, long-term equity incentive compensation in the form of restricted stock and stock options and other employee benefits generally available to our employees. Our named executive officers are also entitled to certain compensation and benefits upon certain terminations of employment. Prior to March 3, 2014, these rights were determined pursuant to their employment agreements, as described below. Effective as of March 3, 2014, the rights of our named executive officers to compensation and benefits upon a termination of employment will be determined pursuant to their executive severance agreements (or, in the case of Dr. Shalwitz, pursuant to his Separation Agreement dated August 5, 2014) as described below.

Our named executive officers for the year ended December 31, 2014 were as follows:

•	John P. Butler, our President and Chief Executive Officer;

•	Jason A. Amello, our Senior Vice President, Chief Financial Officer and Treasurer;

•	Bradley Maroni, M.D., our Senior Vice President and Chief Medical Officer; and

•	Robert Shalwitz, M.D., our former Executive Vice President and former Chief Medical Officer.

We and Dr. Shalwitz mutually agreed to the terms of Dr. Shalwitz’s transition from Chief Medical Officer to Executive Vice President, effective August 5, 2014, and his subsequent resignation from employment, effective December 31, 2014, although he will continue to serve as a consultant to the Company, all as described in more detail below under “Employment and Consulting Agreements.”

Elements of Executive Compensation

Base Salaries. Base salaries for our named executive officers are determined annually by our Compensation Committee, subject to review and approval by our Board of Directors, based on the scope of each officer’s responsibilities along with his respective experience and contributions to the Company during the prior year period. When reviewing base salaries, our Compensation Committee takes factors into account such as each officer’s experience and individual performance, the Company’s performance as a whole, data from surveys of compensation paid by comparable companies, and general industry conditions, but does not assign any specific weighting to any factor.

Annual Cash Bonuses. All of our named executive officers participate in the Akebia Therapeutics, Inc. Cash Incentive Plan, our annual cash bonus program, which promotes and rewards our executives for the achievement of key strategic and business goals. The 2014 bonus plan period covers the 12-month period beginning on January 1, 2014 and ending on December 31, 2014. For the 2014 bonus plan period, the target annual bonus as a percentage of base salary (as determined based on the salary earned throughout the bonus plan period) for each of Mr. Butler, Mr. Amello, Dr. Maroni and Dr. Shalwitz was 30%. At the beginning of the 2014 bonus plan period, our Compensation Committee established corporate performance goals, each having a designated weighting, which related to key development, strategic and financial goals of the Company. At the end of the 2014 bonus plan period, our Compensation Committee met and evaluated the performance of the Company against the specified performance goals. Based on its evaluation, the Compensation Committee recommended, and the Board of Directors approved, that the Company achieved 99.85% of its corporate goals. Consequently, the Board of Directors approved payment of cash bonuses for the 2014 bonus plan period of: $127,309 for Mr. Butler (which represented 99.85% of his target bonus), $95,856 for Mr. Amello (which represented 99.85% of his target bonus), $44,645 for Dr. Maroni (which represented 99.85% of his target bonus, as pro-rated to reflect his commencement of employment in August 2014) and $122,816 for Dr. Shalwitz (which represented 99.85% of his target bonus).

Equity Awards. Our named executive officers participate in our Akebia Therapeutics, Inc. 2014 Incentive Plan, or the 2014 Incentive Plan. During fiscal year 2014, all named executive officers received a grant of stock options. These stock option grants are subject to time-based vesting conditions and generally vest, subject to continued employment, as follows: 25% of the shares subject to the award vest after one year and, thereafter, the shares continue to vest in quarterly installments over the following three years. These equity awards serve to align the interests of our named executive officers with our shareholders and encourage retention through the use of time-based vesting. Prior to our initial public offering, or IPO, all of our named executive officers, other than Dr. Maroni whose employment commenced after the IPO, participated in our 2008 Equity Incentive Plan, through which they currently hold outstanding grants of stock options and/or restricted stock subject to time-based vesting.

Other Benefits. Our named executive officers are eligible for additional benefits, such as participation in our 401(k) plan, our Employee Stock Purchase Plan and basic health benefit coverage, that are generally available to all of our employees.

Summary Compensation Table

The following table sets forth information regarding compensation awarded to, earned by or paid to each of our named executive officers during the fiscal years ended December 31, 2014 and 2013.

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)		Total ($)
John P. Butler	2014	425,000		127,309	—	725,889	282	(4)	1,278,480
Chief Executive Officer and President	2013	124,802	(5)	37,188	—	2,126,887	40	(4)	2,288,917
Jason A. Amello	2014	320,000		95,856	—	337,023	251	(4)	753,130
Senior Vice President, Chief Financial Officer and Treasurer
Robert Shalwitz, M.D.	2014	410,000	(8)	122,816	—	337,023	88,868	(6)	958,707
Former Executive Vice President and Former Chief Medical Officer	2013	294,140	(8)	59,863	943,983		24,982	(7)	1,322,968
Bradley Maroni, M.D.	2014	136,850	(9)	44,645	—	2,216,758	495	(4)	2,398,748
Senior Vice President and Chief Medical Officer

(1)	Amounts for 2014 represent cash bonuses earned for the 12-month bonus plan period from January 1, 2014 to December 31, 2014. The cash bonus amount for Dr. Maroni reflects his partial year of service in 2014. Due to a change to a calendar year bonus plan period in 2013, amounts for 2013 represent cash bonuses earned for the 18-month bonus plan period from July 1, 2012 to December 31, 2013.
(2)	The amount reported in the Stock Awards column granted to Dr. Shalwitz represents the retrospective fair value of the stock awards as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718).

(3)	The amounts reported in the Option Awards column granted to our named executive officers represent the fair value of the stock options as of the grant date as computed in accordance with FASB ASC Topic 718, not including any estimates of forfeitures. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 10 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Note that the amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by the named executive officers from the options.
(4)	Amounts represent the dollar value of life insurance premiums paid by the Company on behalf of the named executive officer.
(5)	Mr. Butler joined us in September 2013. Mr. Butler’s annual base salary in 2013 was $425,000. The amounts in the table above reflect his partial year of service in 2013.
(6)	Amounts for 2014 include: (i) $796 for the dollar value of life insurance premiums paid by the Company and (ii) forgiveness of principal on a portion of promissory notes to the Company in the amount of $88,072. See Note 7 under 2014 Outstanding Equity Awards at Fiscal Year-End.
(7)	Amounts for 2013 include: (i) $696 for the dollar value of life insurance premiums paid by the Company and (ii) forgiveness of principal on a portion of promissory notes to the Company in the amount of $24,286. See Note 7 under 2014 Outstanding Equity Awards at Fiscal Year-End.
(8)	Dr. Shalwitz’s annual base salary was $269,280 from January 2013 through July 2013, $330,000 from August 1, 2013 through July 20, 2014 and $410,000 from July 21, 2014 through December 31, 2014. Under the Separation Agreement between Dr. Shalwitz and the Company dated August 5, 2014, Dr. Shalwitz served as our Executive Vice President until December 31, 2014, at which time his employment with the Company terminated. Following his separation from employment, Dr. Shalwitz has agreed to perform certain consulting services for the Company pursuant to his two-year Consulting Agreement commencing on January 1, 2015 and ending on December 31, 2016.
(9)	Dr. Maroni joined us in August 2014. Dr. Maroni’s annual base salary in 2014 was $400,000. The amounts in the table above reflect his partial year of service in 2014.

2014 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards for each of our named executive officers at December 31, 2014:

Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($) (9)
John P. Butler	160,920	421,080	(1)	$0.47	9/16/2023	—		$—
Chief Executive Officer and President	—	46,667	(2)	$22.80	5/14/2024	—		$—
Jason A. Amello	44,529	97,911	(3)	$0.47	9/23/2023	—		$—
Senior Vice President, Chief Financial Officer and Treasurer	—	21,667	(2)	$22.80	5/14/2024	—		$—
Robert Shalwitz, M.D.	29,031	—		$0.86	12/31/2017	—		$—
Former Executive Vice President and Former Chief Medical Officer	30,333	—		$0.86	12/31/2017
	14,007	4,668	(4)	$0.86	12/31/2017
	—	21,667	(5)	$22.80	12/31/2017	—		$—
						3,270	(7)	$38,063
						95,380	(8)	$1,110,223
Bradley Maroni, M.D.	—	125,000	(6)	$25.97	8/18/2024	—		$—
Senior Vice President and Chief Medical Officer

(1)	Represents an option to purchase shares of our common stock granted on September 16, 2013. The remaining unvested shares will vest in equal monthly installments through September 16, 2017. Vesting of all unvested shares subject to the option shall accelerate in connection with an acquisition event pursuant to the terms of the Stock Option Agreement.
(2)	Represents options to purchase shares of our common stock granted on May 14, 2014. The remaining unvested shares will vest as follows: 25% will vest on May 14, 2015, and the remainder will vest in equal quarterly installments over the following three years through May 14, 2018. Vesting of all unvested shares subject to the options shall accelerate in connection with an acquisition event pursuant to the terms of the Stock Option Agreement.
(3)	Represents an option to purchase shares of our common stock granted on September 23, 2013. The remaining unvested shares will vest in equal monthly installments through September 23, 2017. Vesting of all unvested shares subject to this option shall accelerate in connection with an acquisition event pursuant to the terms of the Stock Option Agreement.
(4)	Represents an option to purchase shares of our common stock granted on January 12, 2012. The remaining unvested shares will vest in equal monthly installments through December 23, 2015, subject to Dr. Shalwitz’s continued provision of services to us through the applicable vesting date pursuant to his Consulting Agreement. Pursuant to the terms of the Consulting Agreement, vesting of all unvested shares shall accelerate upon the earliest to occur of a change of control of the Company, or the termination of the Consulting Agreement due to Dr. Shalwitz’s death or by the Company without cause.
(5)

Represents options to purchase shares of our common stock granted on May 14, 2014. The remaining unvested shares will vest as follows: 25% will vest on May 14, 2015, and the remainder will vest in equal quarterly installments over the following three years through December 31, 2016, subject, in each case, to Dr. Shalwitz’s continued provision of services to us through the applicable vesting date pursuant to his

Consulting Agreement. Pursuant to the terms of the Consulting Agreement, vesting of all unvested shares shall accelerate upon the earliest to occur of a change of control of the Company, or the termination of the Consulting Agreement due to Dr. Shalwitz’s death or by the Company without cause.
(6)	Represents an option to purchase shares of our common stock granted on August 18, 2014. The remaining unvested shares will vest as follows: 25% will vest on August 18, 2015, and the remainder will vest in equal quarterly installments over the following three years through August 18, 2018. Vesting of all unvested shares subject to this option shall accelerate in connection with an acquisition event pursuant to the terms of the Stock Option Agreement.
(7)	Under the terms of the June 15, 2011 Restricted Stock Agreement and the Consulting Agreement between us and Dr. Shalwitz, the remaining unvested shares will vest in equal monthly installments through April 6, 2015, subject to Dr. Shalwitz’s continued provision of services to us through the applicable vesting date pursuant to his Consulting Agreement. Pursuant to the terms of the Consulting Agreement, vesting of all restricted shares under this Restricted Stock Agreement shall accelerate upon the earliest to occur of a change of control of the Company, or the termination of the Consulting Agreement due to Dr. Shalwitz’s death or by the Company without cause. The June 15, 2011 restricted stock award for Dr. Shalwitz was purchased using a promissory note issued by the former executive to the Company (the “Promissory Note”) for $110,692. The Promissory Note was amended in 2013 to forgive a portion of the principal owed and to reduce the interest rate from 6% to 3% per annum. Dr. Shalwitz’s note, including accrued interest in the aggregate amount of $88,072, was forgiven on January 30, 2014.
(8)	Under the terms of the December 23, 2013 Restricted Stock Agreement and the Consulting Agreement between us and Dr. Shalwitz, the remaining unvested shares will vest in equal quarterly installments through December 31, 2016, subject to Dr. Shalwitz’s continued provision of services to us through the applicable vesting date pursuant to his Consulting Agreement. Pursuant to the terms of the Consulting Agreement, vesting of all restricted shares under this Restricted Stock Agreement shall accelerate upon the expiration of the Consulting Agreement on December 31, 2016 or, if earlier, upon a change of control of the Company, or the termination of the Consulting Agreement due to Dr. Shalwitz’s death or by the Company without cause.
(9)	The value of the unvested restricted stock was $11.64 per share as of December 31, 2014.

Retirement Benefits

We offer a tax-qualified retirement plan, or 401(k) plan, to eligible employees, including our named executive officers. In accordance with this plan, all eligible employees may contribute a percentage of compensation up to a maximum of the statutory limits per year. Company contributions are discretionary and no contributions were made during 2014 or 2013.

Employment and Consulting Agreements

We entered into employment agreements with three of our named executive officers. Each of these employment agreements provides for “at will” employment, meaning that either we or the named executive officer may terminate our employment relationship at any time without cause.

Effective as of March 3, 2014, we entered into executive severance agreements, or ESAs, with each of Mr. Butler, Mr. Amello and Dr. Shalwitz. The terms of these ESAs superseded the terms of all existing agreements between us and such executives regarding post-separation severance and benefits and equity acceleration in connection with a change of control, including any such terms in the severance provisions of each of their employment agreements. All other terms of any existing agreement between such executives and us, such as the terms of their existing employment agreements related to compensation and benefits during employment, otherwise remain in full force and effect in accordance with the terms of such existing agreements and are summarized below.

John P. Butler. On September 16, 2013, we entered into an executive employment agreement with Mr. Butler for the position of President and Chief Executive Officer. The executive employment agreement continues until we or Mr. Butler terminates the agreement in accordance with its terms. Mr. Butler currently receives a base salary of $425,000, which is subject to review by our Board of Directors from time to time and at least every 12 months. Mr. Butler is also eligible to receive an annual performance-based cash bonus of up to 30% of Mr. Butler’s base salary, determined by our Board of Directors and based upon the Company’s performance and Mr. Butler’s performance against objectives established by our Board of Directors. Mr. Butler is entitled to four weeks of vacation, as well as holidays and sick leave, and (subject to eligibility criteria under the applicable plan) the right to participate in any profit sharing plan, retirement plan, 401(k) plan, group medical plan, group dental plan, and/or other health or insurance plan maintained by us for our senior executives generally and, if applicable, their family members. Mr. Butler is also entitled to reimbursement of all reasonable and necessary business and travel expenses incurred in connection with the performance of his duties.

Jason A. Amello. On September 23, 2013, we entered into an executive employment agreement with Mr. Amello for the position of Senior Vice President, Chief Financial Officer and Treasurer. The executive employment agreement continues until we or Mr. Amello terminates the agreement in accordance with its terms. Mr. Amello currently receives a base salary of $320,000, which is subject to review by our Board of Directors from time to time and at least every 12 months. Under his agreement, Mr. Amello is also eligible to receive an annual performance-based cash bonus of up to 20% of Mr. Amello’s base salary (increased to 30% by the Board of Directors on May 14, 2014), determined by our Board of Directors and based upon the Company’s performance and Mr. Amello’s performance against objectives established by our Board of Directors. Mr. Amello is entitled to four weeks of vacation, as well as holidays and sick leave, and (subject to eligibility criteria under the applicable plan) the right to participate in any profit sharing plan, retirement plan, 401(k) plan, group medical plan, group dental plan, and/or other health or insurance plan maintained by us for our senior executives generally and, if applicable, their family members. Mr. Amello is also entitled to reimbursement of all reasonable and necessary business and travel expenses incurred in connection with the performance of his duties.

Robert Shalwitz. On April 6, 2011, we entered into an executive employment agreement with Dr. Shalwitz for the position of Chief Medical Officer and Vice President. Under his employment agreement, Dr. Shalwitz was entitled to a base salary of $410,000, subject to review by our Board of Directors from time to time, and was eligible to participate in benefit plans available generally to our senior executives (subject to eligibility criteria under the applicable plan), as well as all bonus or similar incentive plans adopted by our Board of Directors including, without limitation, an incentive compensation plan with a yearly performance-based cash bonus of up to 20% of Dr. Shalwitz’s base salary (increased to 30% by the Board of Directors on May 14, 2014). We also paid 100% of Dr. Shalwitz’s premiums under our medical and dental plans and 50% of the premiums associated with the coverage of his spouse/dependents under those same plans. On August 5, 2014, we and Dr. Shalwitz agreed upon terms regarding his resignation from the Company, effective as of December 31, 2014. In connection with his resignation, we and Dr. Shalwitz entered into a Separation Agreement, the terms of which are described below.

In connection with his resignation, we also entered into a Consulting Agreement with Dr. Shalwitz, which commences on January 1, 2015 and ends on December 31, 2016. As consideration for the performance of consulting services during this period and his continuing obligation to abide by certain restrictive covenants related to non-competition, non-solicitation and confidentiality, the Consulting Agreement provides Dr. Shalwitz with continued vesting in his outstanding restricted stock and stock options and, under certain circumstances set forth in the Consulting Agreement, an extended exercise period for any vested stock options at the end of the consulting period. In addition, all of Dr. Shalwitz’s unvested restricted stock and stock options will immediately vest upon the termination of the Consulting Agreement on December 31, 2016 or, if earlier, upon a change of control of the Company or the termination of the Consulting Agreement due to his death or by the Company without cause. For consulting services provided in excess of 30 hours per month in the first year of the Consulting Agreement and 10 hours per month in the second year of the Consulting Agreement, the Company will compensate Dr. Shalwitz on an hourly basis.

Separation Agreement with Dr. Shalwitz

In connection with his resignation, we have entered into a Separation Agreement with Dr. Shalwitz, as well as the Consulting Agreement described above. Under the terms of the Separation Agreement, from August 5, 2014 to December 31, 2014 Dr. Shalwitz was employed by the Company as Executive Vice President. Following the termination of his employment on December 31, 2014, he is entitled to twelve months of salary continuation (in an aggregate amount of $410,000) and payment of a portion of his COBRA premiums for a maximum of twelve months (on the same basis as the medical insurance premium paid by us during his employment). Our obligation to provide these severance benefits is conditioned on his continued compliance with the terms of his Consulting Agreement and Separation Agreement, including certain restrictive covenants related to non-competition, non-solicitation and confidentiality. The Separation Agreement also includes a general release from any liability related to Dr. Shalwitz’s employment and termination.

Termination of Employment and Change of Control

Each of our named executive officers may be eligible to receive certain payments and benefits in connection with their termination of employment or in connection with a change of control, pursuant to the agreements described below.

Executive Severance Agreements

On February 28, 2014, our Board of Directors adopted a form of ESA under which our officers, including our named executive officers, are eligible to receive certain payments and benefits in the event that the executive’s employment with us is terminated without “cause,” the executive terminates his or her employment with us for “good reason,” or the executive is terminated in connection with, or within 12 months after, a “change in control” (each as defined in the ESA). The ESAs also provide for accelerated vesting of outstanding and unvested equity awards upon a “change in control” (as defined in the ESA).

Effective as of March 3, 2014, we entered into ESAs with each of Mr. Butler, Mr. Amello, and Dr. Shalwitz. In addition, we entered into an ESA with Dr. Maroni in connection with his commencement of employment in August 2014.

Effective as of August 5, 2014, however, the rights of Dr. Shalwitz to any payments and benefits following his resignation from the Company are determined under his Separation Agreement and his Consulting Agreement, as described above. The rights of Mr. Butler and Mr. Amello to payments and benefits following a separation from service remain subject to their respective ESAs.

Termination of Employment without Cause or for Good Reason. Under the ESAs, if Mr. Butler’s, Mr. Amello’s or Dr. Maroni’s employment is terminated by us without “cause” or the executive terminates his employment for “good reason” (each as defined in the ESA), other than following a change in control as described below, the executive will be entitled to receive, in addition to any amounts earned or accrued but unpaid as of the date of termination, 12 months of salary continuation and up to 12 months of reimbursement of a portion of the executive’s health and dental COBRA premiums to the same extent as if the executive remained employed. In addition, the executive’s unvested equity and equity-based awards will remain outstanding and continue to vest in accordance with their terms during the executive’s severance period, as if he had remained employed during that time.

Termination of Employment without Cause or for Good Reason Following a Change in Control. If, within 12 months following a “change in control” (as defined in the ESA), Mr. Butler’s, Mr. Amello’s or Dr. Maroni’s employment is terminated by us without “cause” or the executive terminates his employment for “good reason” (each as defined in the ESA), the executive will be entitled to receive, in addition to any amounts earned or accrued but unpaid as of the date of termination, 12 months of salary continuation, up to 12 months’ of reimbursement of a portion of the executive’s health and dental COBRA premiums to the same extent as if the executive remained employed, and an amount equal to fifty percent (50%) of the executive’s annual target bonus for the year of termination, prorated based on the number of months the executive was employed during the year prior to termination. In addition, the executive’s unvested equity and equity-based awards will remain outstanding and continue to vest in accordance with their terms during the executive’s severance period, as if he had remained employed during that time.

Conditions to the Receipt of Severance Benefits. The severance payments and benefits described above are conditioned upon each executive’s execution of a general release of claims in our favor, as well as continued compliance with a set of restrictive covenants prohibiting certain competitive behaviors following termination and a prohibition on making certain statements that are disparaging about or adverse to our business interests or that are otherwise intended to harm our reputation for at least one year following termination. In addition, we may terminate severance payments to any of Mr. Butler, Mr. Amello or Dr. Maroni if, within one year following a termination without cause, we determine that the Company had the right to terminate his employment for cause.

Accelerated Vesting of Equity upon a Change in Control. Under the ESA, 100% of each of Mr. Butler’s, Mr. Amello’s and Dr. Maroni’s outstanding and unvested equity and equity-based awards will become immediately vested upon a “change in control” (as defined in the ESA), irrespective of whether the executive’s employment terminates in connection with the change in control.

Other Termination of Employment. If Mr. Butler’s, Mr. Amello’s or Dr. Maroni’s employment is terminated for any reason other than by us without cause or by the executive for good reason (including by reason of death or disability), the executive will only be entitled to receive any amounts earned or accrued but unpaid as of the date of termination in accordance with our normal policies and practices, including any salary, bonus or incentive compensation with respect to the calendar year prior to the year of termination, business expenses incurred in the performance of the executive’s duties, and vacation pay.

280G Cutback. All payments to Mr. Butler, Mr. Amello or Dr. Maroni under the ESA, including, without limitation, the payment of severance benefits or the accelerated vesting of equity, will be reduced or adjusted to avoid triggering the excise tax imposed by Section 4999 of the Code, if such adjustment would result in the provision of a greater total benefit, on a net after-tax basis (after taking into account taking any applicable federal, state and local income taxes and the excise tax imposed by Section 4999), to the executive.

Termination of ESA. Each of Mr. Butler’s, Mr. Amello’s and Dr. Maroni’s ESAs will terminate immediately upon the mutual agreement of the parties to such ESA, the executive’s termination for cause or death, or the executive’s disability (defined as the executive’s inability by reason of physical or mental impairment to perform his job duties for a period exceeding twelve (12) consecutive weeks).

Non-Employee Director Compensation Policy

Our Board of Directors has adopted a Non-Employee Director Compensation Policy that is designed to enable us to attract and retain, on a long-term basis, highly qualified non-employee directors. Under the policy, each individual who is not an employee, or non-employee director, will be paid cash compensation, as set forth below:

Annual Retainer
Board of Directors:
All Non-Employee Members	$35,000
Chairperson*	$55,000
Audit Committee:
Members	$7,500
Chairperson	$15,000

Annual Retainer
Compensation Committee:
Members	$5,000
Chairperson	$10,000
Nominating and Corporate Governance Committee:
Members	$3,750
Chairperson	$7,500

*	In the event a non-employee director is one of two concurrently serving chairmen of our Board of Directors, each co-chair will be paid $45,000.

Under our Non-Employee Director Compensation policy, each non-employee director who is initially appointed or elected to our Board of Directors will be eligible to receive a grant of stock option to purchase 10,000 shares of our common stock under our 2014 Incentive Plan at the time of his or her initial appointment or election to our Board of Directors, which will vest as to 25% of the stock option on the one-year anniversary of the date of grant and the remaining 75% of the stock option will vest ratably on the first day of each calendar quarter between the one-year anniversary of the date of grant and the fourth anniversary of the date of grant, subject to the non-employee director’s continuous service through the applicable vesting date. In addition, each continuing non-employee director who has served on the Board of Directors for at least six months as of the date of any annual meeting will be eligible to receive, on the date of such annual meeting, a grant of stock options to purchase 5,000 shares of our common stock under our 2014 Incentive Plan, which will vest on the first anniversary of the grant date (or, if earlier, immediately prior to the next annual meeting following the date of grant), subject to the non-employee director’s continuous service through the applicable vesting date. These stock options will be granted with an exercise price equal to the fair market value of a share of our common stock on the date of grant and will have a 10-year term. Our Board of Directors has adopted a form of Stock Option Agreement under our 2014 Incentive Plan for our non-employee directors, under which initial and subsequent stock option grants will vest in full upon a change in control (as defined in the form of Stock Option Agreement).

Director Compensation

The following table sets forth a summary of the compensation we paid to our non-employee directors during 2014. Other than as set forth in the table below, we did not pay any compensation, make any equity awards or non-equity awards to, or pay any other compensation to any of the non-employee members of our Board of Directors in 2014. Mr. Butler, our President and Chief Executive Officer, received no compensation for his service as a director, and, consequently, is not included in this table. The compensation received by Mr. Butler as an employee during 2014 is presented in “Summary Compensation Table” above.

	2014
Name	Fees paid in cash($)(1)	Option Awards($)(2)	All Other Compensation ($)(3)
Muneer Satter	33,750	—	—
Jack Nielsen (9)	—	—	—
Anupam Dalal	25,000	—	—
Kim Dueholm (4) (9)	—	—	24,142
Duane Nash	21,250	—	2,063
Michael Wyzga (5)	32,500	472,344	4,922
Maxine Gowen (6)	7,507	152,803	1,374
Michael Clayman (6)	7,507	152,803	—
Ronald Renaud, Jr. (7)	2,065	144,500	2,117
Giovanni Ferrara (8)	—	—	2,392
Campbell Murray (8)	—	—	—

(1)	Amounts of the fees for directors who were elected (or who resigned) in 2014 reflect their partial year of service.
(2)	Amounts listed represent the aggregate fair value amount computed as of the grant date of the option awards granted during 2014 in accordance with FASB ASC Topic 718.
(3)	Amounts represent reimbursement of travel and expenses in connection with the individual’s service as a director.
(4)	Mr. Dueholm resigned from our Board on July 28, 2014.
(5)	Mr. Wyzga was elected to our Board on February 14, 2014. At that time, and prior to the adoption of our Non-Employee Director Compensation Policy, Mr. Wyzga received a grant of stock options to purchase 47,525 shares.
(6)	Each of Dr. Gowen and Dr. Clayman were elected to our Board on July 28, 2014.
(7)	Mr. Renaud was elected to our Board on September 12, 2014.
(8)	Each of Dr. Murray and Mr. Ferrara resigned from our Board on March 19, 2014.
(9)	Each of Mr. Nielsen and Mr. Dueholm waived payment of their Board and Committee fees.

PLAN OF DISTRIBUTION

We may sell shares of common stock in any of the ways described below or in any combination:

•	to or through underwriters or dealers;

•	through one or more agents; or

•	directly to purchasers or to a single purchaser.

The distribution of the common stock by us may be effected from time to time in one or more transactions:

•	at a fixed price, or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement will describe the terms of the offering of the securities, including the following:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any offering price and any discounts or concessions allowed or reallowed or paid to dealers will be specified in the applicable prospectus supplement and may be changed from time to time.

Only the agents or underwriters named in each prospectus supplement are agents or underwriters in connection with the securities being offered thereby.

We may authorize underwriters, dealers or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in each applicable prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in each applicable prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will be subject only to those conditions set forth in each applicable prospectus supplement, and each prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Agents, underwriters and other third parties described above may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution from us with respect to payments which the agents, underwriters or other third parties may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us in the ordinary course of business. We may also use underwriters or such other third parties with whom we have a material relationship. We will describe the nature of any such relationship in the applicable prospectus supplement.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if a prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as our agents. These remarketing firms will offer or sell the securities in accordance with the terms of the securities. Each prospectus supplement will identify and describe any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Certain underwriters may use this prospectus and any accompanying prospectus supplement for offers and sales related to market-making transactions in the securities. These underwriters may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale. Any underwriters involved in the sale of the securities may qualify as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In addition, the underwriters’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act and the rules of the Financial Industry Regulatory Authority.

Our common stock is listed on The NASDAQ Global Market. Underwriters may make a market in our common stock, but will not be obligated to do so and may discontinue any market making at any time without notice. We can make no assurance as to the development, maintenance or liquidity of any trading market for the securities.

Certain persons participating in an offering may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a short covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

DESCRIPTION OF COMMON STOCK

The following summary of the terms of our common stock does not purport to be complete. You should refer to our certificate of incorporation and bylaws, both of which are on file with the SEC as exhibits to previous filings. The summary below is also qualified by provisions of applicable law.

General

The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our Ninth Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, and to the applicable provisions of the Delaware General Corporation Law. We refer in this section to our Ninth Amended and Restated Certificate of Incorporation as our certificate of incorporation, and we refer to our Amended and Restated Bylaws as our bylaws.

Our authorized capital stock consists of 175,000,000 shares of our common stock, par value $0.00001 per share and 25,000,000 shares of undesignated preferred stock, par value $0.00001 per share.

As of February 28, 2015, we had issued and outstanding:

•	20,370,624 shares of our common stock;

•	options to purchase a total of 1,541,346 shares of our common stock with a weighted-average exercise price of $7.46 per share.

As of February 28, 2015, we had 43 stockholders of record.

Common Stock

Dividend Rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts as the Board of Directors may from time to time determine.

Voting Rights. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of our common stock shall have no cumulative voting rights.

Conversion or Redemption Rights. Our common stock is neither convertible nor redeemable.

Liquidation Rights. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Rights and Preferences. Holders of common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Anti-Takeover Effects of Our Certificate of Incorporation and Our Bylaws

Our certificate of incorporation and bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Board of Directors.

These provisions include:

Classified Board. Our certificate of incorporation provides that our Board of Directors is divided into three classes of directors, with the classes as nearly equal in number as possible. As a result, approximately one-third of our Board of Directors is elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our Board. Our certificate of incorporation also provides that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors shall be fixed exclusively pursuant to a resolution adopted by our Board of Directors.

Action by Written Consent; Special Meetings of Stockholders. Our certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our certificate of incorporation and the bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can be called only by or at the direction of the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors. Stockholders are not permitted to call a special meeting or to require the Board of Directors to call a special meeting.

Removal of Directors. Our certificate of incorporation provide that our directors may be removed only for cause by the affirmative vote of at least 75% of the votes that all our stockholders would be entitled to cast in an annual election of directors, voting together as a single class, at a meeting of the stockholders called for that purpose. This requirement of a supermajority vote to remove directors could enable a minority of our stockholders to prevent a change in the composition of our Board.

Advance Notice Procedures. Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the Board of Directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the bylaws do not give the Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

Super Majority Approval Requirements. The Delaware General Corporation Law generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless either a corporation’s certificate of incorporation or bylaws requires a greater percentage. A majority vote of our Board of Directors or the affirmative vote of holders of at least 75% of the total votes of the outstanding shares of capital stock of the Company entitled to vote with respect thereto, voting together as a single class, are required to amend, alter, change or repeal the bylaws. In addition, the affirmative vote of the holders of at least 75% of the total votes of the outstanding shares of capital stock of the Company entitled to vote with respect thereto, voting together as a single class, are required to amend, alter, change or repeal, or to adopt any provisions inconsistent with, any of the provisions in our certificate of incorporation relating to amendments to our certificate of incorporation and bylaws. This requirement of a supermajority vote to approve amendments to our bylaws and certificate of incorporation could enable a minority of our stockholders to exercise veto power over any such amendments.

Authorized but Unissued Shares. Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital and corporate acquisitions. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum. Our certificate of incorporation provides that, subject to limited exceptions, the state or federal courts located in the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law, our certificate of incorporation or our bylaws, or (iv) any other action asserting a claim against us that is governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the provisions of our certificate of incorporation described above. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could find the choice of forum provisions contained in our certificate of incorporation to be inapplicable or unenforceable.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.

Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions: before the stockholder became interested, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 75% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances); or at or after the time the stockholder became interested, the business combination was approved by the Board of Directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Listing

Our common stock has been listed on the NASDAQ Global Market under the symbol “AKBA”.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC for the shares of common stock offered by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information.

We are required to file annual and quarterly reports, current reports, proxy statements, and other information with the SEC. We make these documents publicly available, free of charge, on our website at www.akebia.com as soon as reasonably practicable after filing such documents with the SEC. The information contained on our website is not part of this prospectus. You can read our SEC filings, including the registration statement, on the SEC’s website at http://www.sec.gov. You also may read and copy any document we file with the SEC at its public reference facility at:

Public Reference Room

100 F Street N.E.

Washington, DC 20549.

Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference facilities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, except for information “furnished” under Items 2.02, 7.01 or 9.01 on Form 8-K or other information “furnished” to the SEC which is not deemed filed and not incorporated in this prospectus, until the termination of the offering described in the applicable prospectus supplement. We hereby incorporate by reference the following documents:

•	Our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC on March 4, 2015,

•	Description of Common Stock, which is contained in the Registration Statement on Form 8-A, as filed with the SEC on March 12, 2014, as supplemented by the Description of Common Stock found on page 17 of this prospectus and including any amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Investor Relations

Akebia Therapeutics, Inc.

245 First Street, Suite 1100

Cambridge, Massachusetts 02142

(617) 871-2098

Copies of these filings are also available, without charge, on the SEC’s website at www.sec.gov and on our website at www.akebia.com as soon as reasonably practicable after they are filed electronically with the SEC. The information contained on our website is not a part of this prospectus.

LEGAL MATTERS

The validity of the issuance of the common stock offered pursuant to this prospectus will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts. The validity of any securities will be passed upon for any underwriters or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Akebia Therapeutics, Inc. appearing in Akebia Therapeutics, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

$175,000,000

Akebia Therapeutics, Inc.

Common Stock

PROSPECTUS

                , 2015

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not offer to sell any shares in any jurisdiction where it is unlawful. Neither the delivery of this prospectus, nor any sale made hereunder, shall create any implication that the information in this prospectus is correct after the date hereof.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item	14. Other expenses of Issuance and Distribution.

The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered.

Securities and Exchange Commission Registration Fee	$20,335
FINRA Fees	*
Printing and engraving expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Transfer Agent and Registrar fees	*
Miscellaneous	*

Total	$20,335

*	These fees are calculated based on the number of issuances and the amount of securities offered and accordingly cannot be estimated at this time.

Item	15. Indemnification of Directors and Officers.

The Registrant’s certificate of incorporation contains provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of directors and executive officers for monetary damages for breach of their fiduciary duties as a director or officer. The Registrant’s certificate of incorporation and bylaws provide that the Registrant shall indemnify its directors and executive officers and may indemnify its employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

The Registrant has entered into indemnification agreements with each of its directors and executive officers, in addition to the indemnification provided for in the Registrant’s amended and restated certificate of incorporation and bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Registrant maintains insurance on behalf of any person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item	16. Exhibits.

See Exhibit Index at the end of this registration statement.

Item	17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That, for purposes of determining any liability under the Securities Act of 1933:

(i) the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of the registration statement as of the time it was declared effective; and

(ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts on April 2, 2015.

AKEBIA THERAPEUTICS, INC.

By:	/s/ John P. Butler
John P. Butler President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John P. Butler and Jason A. Amello, and each of them, either of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURES	TITLE	DATE

/s/ John P. Butler John P. Butler	President, Chief Executive Officer (Principal Executive Officer) and Director	April 2, 2015

/s/ Jason A. Amello Jason A. Amello	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	April 2, 2015

/s/ Muneer A. Satter Muneer A. Satter	Chairman and Director	April 2, 2015

/s/ Anupam Dalal Anupam Dalal	Director	April 2, 2015

/s/ Jack Nielsen Jack Nielsen	Director	April 2, 2015

/s/ Duane Nash Duane Nash	Director	April 2, 2015

SIGNATURES	TITLE	DATE

/s/ Michael S. Wyzga Michael S. Wyzga	Director	April 2, 2015

/s/ Maxine Gowen Maxine Gowen	Director	April 2, 2015

/s/ Michael D. Clayman Michael D. Clayman	Director	April 2, 2015

/s/ Ronald C. Renaud, Jr. Ronald C. Renaud, Jr.	Director	April 2, 2015

EXHIBIT INDEX

The following is a list of exhibits filed as part of this registration statement.

Exhibit	Description

1.1	Form of Underwriting Agreement*

3.1	Ninth Amended and Restated Certificate of Incorporation, as amended (incorporated by reference to exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on March 28, 2014)

3.2	Amended and Restated Bylaws of Akebia Therapeutics, Inc. (incorporated by reference to exhibit 3.2 to the Company’s Current Report on Form 8-K, filed on March 28, 2014)

4.1	Form of Common Stock Certificate (incorporated by reference to exhibit 4.1 to the Company’s Registration Statement on Form S-1/A (333-193969), filed on March 4, 2014)

4.2	Fourth Amended and Restated Investors’ Rights Agreement, dated March 5, 2014 (incorporated by reference to exhibit 4.4 to the Company’s 10-K for the year ending December 31, 2014 and filed on March 4, 2015)

5.1	Opinion of Ropes & Gray LLP (filed herewith)

23.1	Consent of Ropes & Gray LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP (filed herewith)

24.1	Power of attorney (included on the signature page)

*	To be filed by amendment.